EXHIBIT 99.1
NEWS FOR IMMEDIATE RELEASE
CONTACT: Chadwick J. Byrd
(509) 534 — 6200
Ambassadors Group Declares an Increased Quarterly Dividend
Spokane, WA – November 11, 2005
Ambassadors Group, Inc. (NASDAQ: EPAX) (“Company”), a leading provider of educational travel experiences, announced today that its board of directors increased its quarterly dividend 31 percent, to $0.085 per share from $0.065 per share. The new dividend will be paid on December 13, 2005, to all common shareholders of record on November 28, 2005.
Each quarter, the Company’s board of directors will review the dividend payment assessing the amount, timing and alignment with its strategic direction.
About the Company
Ambassadors Group, Inc. is a leading educational travel company that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. The Company’s professional programs emphasize meetings and seminars between participants and persons in similar professions abroad.
Forward-Looking Statements
Forward-looking statements, which are included per the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance in future periods, and ability to pay to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Such forward-looking statements speak only as of the date of this report, and are subject to risks including: the consequences of the war with Iraq, conflict in the Middle East, periods of international unrest, the outbreak of disease, changes in the direct-mail environment, changes in conditions in the travel industry, changes in economic conditions and changes in the competitive environment. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in Company expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10-K filed on March 14, 2005, proxy filed April 14, 2005, and 10Q filed on November 8, 2005.